Exhibit (m)

AMENDED AND RESTATED DISTRIBUTION PLAN

1 The Plan. This Plan (the "Plan") is the written plan contemplated by Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "Act") of Citizens Funds (the "Fund").

2 Definitions. As used in this Plan, the following terms shall have the following meanings:

     a "Qualified Recipient" shall mean any broker-dealer or other "person" (as that term is defined in the Act) which (i) has entered into a written agreement (a "related agreement") that complies with the Rule with the Fund's Distributor and (ii) has rendered distribution assistance (whether direct, administrative or both) in the distribution of the Fund's shares.

     b "Qualified Holdings" shall mean all shares of the Fund beneficially owned by (i) a Qualified Recipient, (ii) the customers (brokerage or other) of a Qualified Recipient, (iii) the clients (investment advisory or other) of a Qualified Recipient, (iv) the accounts as to which a Qualified Recipient has a fiduciary or custodial relationship, and (v) the members of a Qualified Recipient, if such Qualified Recipient is an association or union; provided that the Qualified Recipient shall have been instrumental in the purchase of Fund shares by, or shall have provided administrative assistance to, such customers, clients, accounts or members in relation thereto. The Distributor may make final and binding decisions as to all matters relating to Qualified Holdings and Qualified Recipients, including but not limited to (i) the identity of Qualified Recipients; (ii) whether or not any fund shares are to be considered as Qualified Holdings of any particular Qualified Recipient; and (iii) what Fund shares, if any, are to be attributed to a particular Qualified Recipient, to a different Qualified Recipient or to no Qualified Recipient.

     c "Qualified Trustees" shall mean the Trustees of the Fund who are not interested persons, as defined in the Act, of the Fund and who have no direct or indirect financial interest in the operation of this Plan or any agreement related to this Plan. While this Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of such Qualified Trustees. Nothing herein shall prevent the involvement of others in such selection and nomination if the final decision on any such selection and nomination is approved by a majority of such Qualified Trustees.

     d "Permitted Payments" shall mean payments by the Distributor to Qualified Recipients as permitted by this Plan.

3 Payments Authorized. The Distributor is authorized, pursuant to this plan, to make Permitted Payments to any Qualified Recipient under a related agreement on either or both of the following bases:

     a as reimbursement of direct expenses incurred in the course of distributing Fund shares or providing administrative assistance to the Fund or its shareholders, including, but not limited to, advertising, printing and mailing promotional material, telephone calls and lines, computer terminals, and personnel; and/or
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     b    at a rate  specified  in the  related  agreement  with the  Qualified
          Recipient in question based on the average value of the Qualified Holdings of such Qualified Recipient.

          The Distributor may make Permitted Payments in any amount to any Qualified Recipient, provided that (i) the aggregate of (A) the total amount of all Permitted Payments to all Qualified Recipients (whether made under (a) and/or (b) above) and (B) the total of Permitted Expenses (as hereinafter defined) do not exceed, in any fiscal year of the Fund, one-quarter of one percent of the average annual net assets of the Fund in that fiscal year; and (ii) a majority of the Fund's Qualified Trustees may at any time decrease or limit the aggregate amount of all Permitted Payments or decrease or limit the amount payable to any Qualified Recipient. The Fund will reimburse the Distributor for such Permitted Payments within such limit, but the Distributor shall bear any Permitted Payments beyond such limits.

4 Expenses Authorized. The Distributor is authorized, pursuant to this Plan, to purchase advertising of shares of the Fund, to pay for sales literature and other promotional material, including items, such as books, that may be given to purchasers of Fund shares, and to make payments to the salesmen of the Distributor. Any such advertising and sales material may include references to other open-end investment companies or other investments and any salesmen so paid are not required to devote their time solely to the sale of Fund shares. Any such expenses ("Permitted Expenses") shall be reimbursed or paid by the Fund, except that the amount of reimbursement or payment of Permitted Expenses by the Fund plus the amount of Permitted Payments to Qualified Recipients shall not in any fiscal year of the Fund exceed one-quarter of one percent of the average net assets of the Fund in such year and the Distributor shall bear any such expenses beyond such limit.

5 Certain Other Payments Authorized. If and to the extent that any of the payments by the Fund listed below are considered to be "primarily intended to result in the sale of shares" issued by the Fund within the meaning of the Rule, such payments by the Fund are authorized without limit under this Plan and shall not be included in the limitations contained in this
     Plan: (i) the costs of the preparation, printing and mailing of all required reports and notices to shareholders, irrespective of whether such reports or notices contain or are accompanied by material intended to result in the sale of shares of the Fund or other funds or investments;
     (ii) the costs of  preparing,  printing  and mailing of all  prospectuses;
     (iii) the costs of preparing, printing and mailing of any proxy statements and proxies, irrespective of whether any such proxy statement includes any item relating to, or directed toward, the sale of the Fund's shares; (iv) all legal and accounting fees relating to the preparation of any such reports, prospectuses, proxies and proxy statements; (v) all fees and expenses relating to the qualification of the Fund and/or its shares under the securities or "Blue-Sky" law of any jurisdiction; (vi) all fees under the Act and the Securities Act of 1933, including fees in connection with any application for exemption relating to or directed toward the sale of the Fund's shares; (vii) all fees and assessments of the Investment Company Institute or any successor organization, irrespective of whether some of its activities are designed to provide sales assistance; (viii) all costs of preparing and mailing confirmations of shares sold or redeemed or share certificates, and reports of share balances; and (ix) all costs of responding to telephone or mail inquiries of investors or prospective investors.

6 Investment Advisory Fees. It is recognized that the costs of distribution of the Fund's shares in excess of Permitted Payments and Permitted Expenses ("Excess Distribution Costs") are not offset by any sales charges

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     on the  Fund's  shares  and  that  the  profits,  if  any,  of the  Fund's
     Distributor are dependent primarily on the advisory fees paid by the Fund to the Distributor in its capacity as the Fund's Advisor and such fees paid by any other funds which may be advised by the Distributor. If and to the extent that any investment advisory fees paid by the Fund might, in view of any Excess Distribution Costs be considered as indirectly financing any activity which is primarily intended to result in the sale of shares issued by the Fund, the payment of such fees is authorized under the Plan. In taking any action contemplated by Section 15 of the Act as to any investment advisory contract to which the Fund is a part, the Fund's Board of Trustees including its Trustees who are not "interested persons", as defined by the Act, shall, in acting on the terms of any such contract, apply the "fiduciary duty" standard contained in Section 36(b) of the Act.

7 No Admission of Authority. The adoption of this Plan does not constitute any admission that the adoption of the Rule or any particular provisions thereof represented an authorized exercise of authority by the Securities and Exchange Commission.

8 Reports. While this Plan is in effect, the Distributor shall report at least quarterly to the Fund's Board of Trustees in writing for its review on the following matters: (i) the amounts of all payments made pursuant to
     Section 3 of this Plan, the identity of the recipients of each such payment; the basis of which each such recipient was chosen as a Qualified Recipient and the basis on which the amount of the Permitted Payment to such Qualified Recipient was made; and (ii) all costs of each item specified in Sections 4 and 5 of this Plan (making estimates of such costs where necessary or desirable) during the preceding calendar or fiscal quarter.

9 Effectiveness, Continuation, Termination and Amendment. This Plan has been approved (i) by a vote of the Board of Trustees of the Fund and of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan; and (ii) by a vote of holders of at least a "majority" (as defined in the Act) of the outstanding voting securities of each class of shares of each series of the Fund to which this Plan applies. The Plan, unless terminated as hereinafter provided, shall continue in effect as to any class of shares of a series of the Fund for one year from the date of such shareholder approval and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Fund's Board of Trustees and its Qualified Trustees cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated at any time as any to any class of shares of any series of the Fund by a vote of a majority of the Qualified Trustees or by the vote of the holders of a "majority" (as defined in the Act) of the outstanding voting securities of that class of shares. This Plan may not be amended to increase materially the amount of payments to be made without shareholder approval, as set forth in (ii) above, and all amendments must be approved in the manner set forth under
     (i) above.